EXHIBIT 4 (g)

SUBORDINATED PROMISSORY NOTE
(NON-INTEREST BEARING)

$70,999.54	June 5 , 2007
Ridgeland, Mississippi

For good and valuable consideration, the receipt of which is hereby acknowledged, Knobias, Inc., a Delaware corporation (the "Company"), promises to pay to the order of Timothy Aylor (the "Holder"), the principal sum of Seventy Thousand Nine Hundred Ninety Nine Dollars and Fifty-Four Cents ($70,999.54), which shall be payable (i) in forty-eight (48) equal consecutive monthly installments of principal in the amount of One Thousand Four Hundred Seventy Nine Dollars and Sixteen Cents ($1,479.16) on the first business day of each month commencing June 1, 2007, and continuing through and including May 1, 2011, or, if earlier, (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amount is declared due and payable by the Holder or made automatically due and payable in accordance with the terms hereof (the “Maturity Date”).

This Note shall bear no interest. This Note may be prepaid in whole or in part at any time. All payments made pursuant to this Note shall be applied first to reimbursable expenses and then principal.

The following is a statement of rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. Subordination.  (a) This Note will be subordinate and inferior to the Company’s Senior Indebtedness (as hereinafter defined). The Company covenants and agrees and the Holder of this Note, by its acceptance of this Note likewise covenants and agrees, that to the extent provided below the payment of all amounts due pursuant to this Note is hereby expressly subordinated and junior in right of payment to the extent and in the manner hereinafter set forth, to the Company’s Senior Indebtedness. As used herein, the term “Senior Indebtedness” shall mean the principal of and interest and premium, if any, on any and all, (i) indebtedness of the Company for borrowed money (whether by loan or the issuance and sale of debt securities) or obligations hereafter created, issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities) and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness. Notwithstanding the foregoing, Senior Indebtedness shall not include the $184,268.95 in indebtedness of the Company owed to Bank of Brookhaven which ranks pari passu in right of payment to this Note.

(b) If there occurs a default (or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) might constitute an event of default) or an event of default with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of this Note, the Holder shall not demand or accept from the Company or any other person any such payment or cancel, set-off or otherwise discharge any part of the indebtedness represented by this Note, and neither the Company nor the Holder shall otherwise take or permit any action prejudicial to or inconsistent with the priority position of any holder of Senior Indebtedness over the Holder of this Note.

(c) If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of a default or an event of default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

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(d) In the event that the Company shall make any payment or prepayment to the Holder on account of the obligations under this Note which is prohibited by this Section, such payment shall be held by the Holder, in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts and priorities of Senior Indebtedness held by them) to the extent necessary to pay all Senior Indebtedness due to such holders of Senior Indebtedness in full in accordance with its terms (whether or not such Senior Indebtedness is due and owing), after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

(e) After all Senior Indebtedness indefeasibly is paid in full and until the obligations under the Note are paid in full, the Holder shall be subrogated to the rights of holders of Senior Indebtedness to the extent that distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness. For purposes of such subrogation, no payments or distributions to holders of such Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section and no payment over pursuant to the provisions of this Section to holders of such Senior Indebtedness by the Holder, shall, as between the Company, its creditors other than holders of such Senior Indebtedness, and the Holder, be deemed to be a payment by the Company to or on account of such Senior Indebtedness, it being understood that the provisions of this Section are solely for the purpose of defining the relative rights of the holders of such Senior Indebtedness, on the one hand and the Holder, on the other hand.

(f) By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the holder of any Senior Indebtedness in order to implement the foregoing provisions of this Section.

2. Events of Default. Provided that all of the Senior Indebtedness is paid in full, the Holder may, if any of the events specified in this Section shall occur (herein individually referred to as an "Event of Default"), so long as such condition exists, in addition to any other right, power or remedy granted to the Holder under this Note, or applicable law, either by suit in equity or by action at law, or both, declare the entire principal amount and all other amounts immediately due and payable, without presentment, demand or notice of any kind, all of which are expressly waived, provided, however, that upon the occurrence of any Event of Default described in Section 2(c) or 2(d) hereof, the entire principal amount and all other amounts shall automatically become due and payable:

(a) Payment of any portion of the principal of this Note shall be delinquent for a period of 15 days or more after the due date thereof;

(b) If the Company shall fail to observe any covenant or other provision contained in this Note (other than with respect to payment) and such failure of observance shall be continuing for 15 days after the Holder has given written notice thereof;

(c) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

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(d) If, within 45 days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 45 days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

(e) Any declared default of the Company under any Senior Indebtedness whether now existing or hereafter created that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder.

4. Miscellaneous.

(a) Waiver and Amendment. The rights and remedies herein reserved to any party shall be cumulative and in addition to any other or further rights and remedies available at law or in equity. The waiver by any party hereto of any breach of any provision of this Note shall not be deemed to be a waiver of the breach of any other provision or any subsequent breach of the same provision. This Note and its terms may be changed, waived or amended only by the written consent of the Company and the Holder and, if any such change, waiver, or amendment is with respect to the subordination provisions, the holders of at least a majority in the then-outstanding principal amount of the Senior Indebtedness.

(b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Mississippi. Any legal suit, action or proceeding arising out of or based upon this Note shall be instituted in any federal or state court only in the County of Madison, State of Mississippi. The aforementioned choice of venue is intended to be mandatory and not permissive in nature, thereby precluding the possibility of litigation arising out of this Note in any jurisdiction other than that specified in this Section. The Holder and the Company each waive, to the fullest extent permitted by applicable law, any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the state and federal courts located in the County of Madison, State of Mississippi, shall have in personam jurisdiction and venue over them for the purpose of litigation any dispute, controversy or proceeding arising out of or related to this Note.

(c)  Successors and Assigns. All of the terms and provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Headings. The section headings contained in this Note are intended solely for convenience of reference and do not themselves constitute a part of this Note.

(e) Severability. In case any provision contained herein (or part thereof) shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other unenforceability shall not affect any other provision (or the remaining part of the affected provision) hereof; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had never been contained herein, but only to the extent that such provision is invalid, illegal, or unenforceable.

(f) Costs of Collection. The Company shall reimburse Holder for all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and expenses, incurred in connection with (i) drafting, negotiating, executing and delivering any amendment, modification or waiver of, or consent with respect to, any matter relating to the rights of Holder hereunder; and (ii) enforcing any provisions of this Note and/or collecting any amounts due under this Note.

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(g) Notices. All notices, requests, demands or other communications which are required to be or may be given or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or after dispatch by a recognized overnight courier to the appropriate party to whom the same is so given or made:

To Holder at:	Mr. Timothy Aylor
485 Prado Terrace
Roswell, GA  30075

To Company at:	Knobias, Inc.
875 Northpark Drive
Ridgeland, MS 39157
Attn: President

or to such other address as a party has designated by notice in writing to the other party in the manner provided by this Section. All such notices, requests, demands or other communications shall be deemed to have been received on the date of delivery thereof (if delivered by hand) and on the next day after sending thereof (if by overnight courier).

(h) Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company.

(i) No Set-Off. All payments by the Company under this Note shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

(j) Waiver of Presentment, Demand, Etc. To the fullest extent permitted by applicable law, the Company expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity of the obligations under this Note, diligence in collection, and the benefit of any exemption or insolvency laws.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and issued as of the date first written above.

KNOBIAS, INC. By: Name: E. Key Ramsey Title: President

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